For Immediate Release
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                    US GLOBAL NANOSPACE LAUNCHES MAPSANDS(TM)


      New System Delivers Autonomous Wide-Area Perimeter Security & Defense


(Carson City, NV) Tuesday, December 6, 2005 - US Global Nanospace, Inc. (OTCBB:
USGA.OB) ("USGN") announced today that it has launched MAPSANDS(TM) - Modular Autonomous Perimeter Security and Non-Lethal Defense System. The USGN team, consisting of its employees and certain independent contractors, designed MAPSANDS(TM) to address the need for autonomous wide-area perimeter security and access denial for sovereign borders, pipelines, power plants, seaports, ships, airports, oil and gas refineries, offshore oil rigs and other high value infrastructure.

In June 2004, USGN filed a provisional patent application, and in June 2005 a utility patent application, with the U.S. Patent and Trademark Office for the entire MAPSANDS(TM) system. MAPSANDS(TM) combines USGN-developed proprietary, secure and robust control software plus advanced wireless communications and remote power systems with detection and tracking sensors, directed energy acoustics and a suite of accurately delivered non-lethal munitions. Unlike traditional perimeter security solutions, the MAPSANDS(TM) system architecture was designed to secure perimeters ranging in length from less than one mile to several hundred continuous miles and to deliver a programmed response based on predetermined rules of engagement.

MAPSANDS(TM) relies on advanced radars capable of detecting, tracking and targeting to aim directional acoustic devices delivering clear verbal warnings and aversive warning tones to area perimeter intruders. These powerful acoustic devices are designed to be effective at operationally significant ranges to help determine an approaching intruder's intent and affect the intruder's behavior. In the event an area perimeter intruder fails to heed the increasingly threatening acoustic warnings delivered by MAPSANDS(TM), the system can be programmed to accurately and autonomously target and disperse non-lethal deterrent munitions, such as flash bang, tear gas, malodorants, or rubber pellets to establish a pre-set area denial perimeter. A variety of advanced lethal or non-lethal munitions delivery options are available based on customer specifications and rules of engagement, subject to compliance with applicable laws, treaties and regulations. Continuous remote location power, another key element of the system, is supplied through advanced, highly reliable solar and wind power configurations developed by an independent contractor of USGN that has installed solar and wind power systems in over 50 countries in some of the harshest environments on earth.

"Until today, perimeter protection really meant perimeter breach notification and dispatching a response team. MAPSANDS(TM) is designed to automatically protect and defend high-value remote installations with or without human intervention, eliminating the issues of inadequate manpower or misplaced loyalty that have plagued existing wide-area security endeavors," stated Carl Gruenler, Chief Executive Officer of USGN. "We are now able to conduct mobile demonstrations of MAPSANDS(TM) and its capabilities to potential customers. Also, we plan to continue expanding our technology partnerships to help maximize customer-driven flexibility and address multiple mission objectives."

"No single technology can eliminate the vulnerabilities in today's complex security environment," continued Mr. Gruenler. "That's why it is so important to adopt a holistic approach to security, one that can address the complexity and scale of today's most challenging security needs by incorporating multiple, coordinated technologies that are capable of operating autonomously under a common set of user-defined protocols."


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USGN has established sales representation for MAPSANDS(TM) in the Middle East
Gulf Cooperation Council countries, and is currently evaluating potential sales representatives for North America, Asia and Europe. Going forward, in connection with MAPSANDS(TM), USGN plans to focus on software development, systems integration, new technology development and sourcing system components from independent contractors. Subject to compliance with domestic and international laws and regulations, or treaties, USGN hopes to enter into licensing or other business arrangements with one or more companies that have the financial resources, contacts and expertise needed to effectively market, sell and maintain MAPSANDS(TM) installations on a commercial scale worldwide.

More information about MAPSANDS(TM) can be found on the updated US Global Nanospace website, www.usgn.com, including pictures of the mobile demonstration equipment.


About US Global Nanospace


US Global Nanospace, Inc. is a solutions oriented research and development company that specializes in identifying, developing, and commercializing new and emerging technologies and products for integration into the security, defense and health and safety markets. USGN uses cross-discipline knowledge in the areas of science, engineering, nanotechnology and nanomaterials to evolve products that address high performance issues. USGN has focused its commercial efforts on identifying strategic partnership companies that have the resources to manufacture, market or integrate its products on a commercial scale. USGN's products include MAPSANDS(TM), All-Clear(TM) Chem/Bio Decontamination Foam, the G-Lam line of variable threat armor solutions, NanoFilters for HVAC, NanoFilterCX, BlastX and Radomes. More information is available at http://www.usgn.com.


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Safe Harbor


This announcement contains express or implied forward-looking statements about US Global Nanospace's future financial and operating results, products and business relationships. These statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, reliance on the manufacturing, sales and marketing efforts of a third party over which US Global Nanospace has no direct control, enforceability, and validity of proprietary rights, ability to raise sufficient capital or borrow sufficient funds to fund future operations, ability to develop future products, technology shifts, potential technical or manufacturing difficulties that could delay products, competition, pricing pressures, the uncertainty of market acceptance of new products by customers, the outcome of pending or future litigation, ability to obtain and maintain regulatory approvals for products, general economic factors and other risks identified and discussed in US Global Nanospace's filings with the Securities and Exchange Commission, including those set forth in US Global Nanospace's annual report on Form 10-KSB before the year ended March 31, 2005. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from the US Global Nanospace's current expectations. US Global Nanospace disclaims any intent or obligation to update those forward-looking statements, except as required by law.